Exhibit 99.2

COMPANY CONFIDENTIAL – V3

Spansion Inc. Closes Initial Public Offering of Class A Common Stock

Sunnyvale, Calif. – December 21, 2005 - Spansion Inc. (NASDAQ: SPSN), a provider of Flash memory solutions, today announced that it has closed its initial public offering of 47,264,000 shares of its Class A common stock at $12 per share, which included 5,064,000 shares issued pursuant to the underwriters’ exercise of their over-allotment option. Spansion’s shares of Class A common stock trade on the NASDAQ National Market System under the symbol “SPSN.”

Spansion intends to use the net proceeds from the initial public offering of approximately $529 million for capital expenditures, working capital and general corporate purposes.

Citigroup Global Markets Inc. and Credit Suisse First Boston LLC were the joint book-running managers for the initial public offering. J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc., UBS Securities LLC and Dresdner Kleinwort Wasserstein Securities LLC acted as co-managers for the initial public offering.

For more information, please contact:

Investor Contact:

Bob Okunski

bob.okunski@spansion.com

408.749.2278

Media Contacts:

Michele Landry

michele.landry@spansion.com

408.749.5331

Hill & Knowlton

Stefan Anikewich

Stefan.anikewich@hillandknowlton.com

212-885-0505

Spansion, the Spansion logo, and combinations thereof, are trademarks of Spansion LLC. Other names used are for informational purposes only and may be trademarks of their respective owners.

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